Exhibit (k)(8)

FORM OF

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT is made this [Day] of [Month], 20__ by and [between/among] each trust identified on Schedule A (each, an “Acquiring Trust”), on behalf of itself and its respective series identified on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and Fidelity Private Credit Fund (“Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Acquiring Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”) and the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Section 60 of the 1940 Act subjects BDCs to Section 12 of the 1940 Act to the same extent as if it were a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies or BDCs, such as the Acquiring Funds, to invest in shares of other registered investment companies or BDCs, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in common shares of the Acquired Fund (“Shares”) in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund in reliance on the Rule.

I.     TERMS OF INVESTMENT

1.1     The Funds hereby acknowledge that an investment may only be made in the Acquired Fund through the execution of a subscription agreement pursuant to which an Acquiring Fund provides advance notice of its capital commitment to purchase Shares of the Acquired Fund. Additionally, the Funds acknowledge that no Acquiring Fund has the right to require the Acquired Fund to repurchase any of its Shares and any such offer to repurchase will only be made at such times, in such amounts and on such terms as may be determined by the Acquired Fund in its sole discretion. The Funds believe that these material terms regarding an Acquiring Fund’s investment in Shares of the Acquired Fund should assist the Acquired Fund’s investment adviser with making the required findings under the Rule.

1.2    In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide each Acquiring Fund and its investment adviser with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. For the avoidance of doubt, each Acquiring Fund acknowledges and agrees that any information provided by the Acquired Fund under this section is limited to publicly available fee and expense information.

II.     REPRESENTATIONS OF THE ACQUIRING AND ACQUIRED FUNDS

2.1    In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Fund; and (ii) comply with its obligations under this Agreement.

2.2    In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

III.     NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered mail, overnight mail or electronic mail to the address for each party specified below, unless otherwise agreed to by the parties.

If to the Acquiring Trust or an Acquiring Fund:

E-mail: fofcoe@fmr.com

With a copy to:

[    ]

IV.    TERMINATION; ASSIGNMENT; AMENDMENT; GOVERNING LAW

4.1    This Agreement shall be effective for the duration of the Acquired Fund’s and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 4.2.

4.2    This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ prior notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional Shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

4.3    This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

4.4    This Agreement may be amended only by a writing that is signed by each affected party.

4.5    This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

4.6    In any action involving the Acquiring Funds under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Trust.

4.7    In any action involving the Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Fund, if any.

4.8    The parties are hereby put on notice that no director/trustee, officer, employee, agent, employee, shareholder or unitholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.

V.    MISCELLANEOUS

5.1    Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

5.2    Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

5.3    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Each Acquiring Trust, on behalf of itself and its respective Acquiring Funds listed on Schedule A, Severally and Not Jointly

Name:
Title:

FIDELITY PRIVATE CREDIT FUND

Name:	[ ]
Title:	Officer

SCHEDULE A

Acquiring Trusts and Acquiring Funds

Acquiring Trusts	Acquiring Funds